SHAREHOLDER MEETING
On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 2,645,774 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                                 WITHHELD
                                       FOR                       AUTHORITY
James F. Carlin                      2,574,095                    71,679
Richard P. Chapman, Jr.              2,575,600                    70,174
William H. Cunningham                2,571,218                    74,556
Ronald R. Dion                       2,574,655                    71,119
Charles L. Ladner                    2,575,912                    69,862
Dr. John A. Moore                    2,578,451                    67,323
Patti McGill Peterson                2,574,289                    71,485
Steven R. Pruchansky                 2,572,302                    73,472
James A. Sheperdson                  2,576,293                    69,481